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                                                                    Exhibit 99.2

Press Release                                                Source: Dynegy Inc.

Linda Walker Bynoe Elected to Dynegy Board of Directors

HOUSTON--(BUSINESS WIRE)--Aug. 29, 2002--The Board of Directors of Dynegy Inc. (NYSE:DYN - News) today announced the election of Linda Walker Bynoe to the company's board of directors. Ms. Bynoe currently manages a private equity investment portfolio and is a principal in Telemat Ltd., a privately held project management and management consulting firm.

According to Otis Winters, lead director and chairman of the Governance and Nominating Committee, "Linda's extensive experience in financial and strategic planning, coupled with her diverse background advising corporate clients, further strengthens the board during these challenging times in our business sector." Mr. Winters also noted that Ms. Bynoe is expected to be named to Dynegy's Audit Committee.

From 1978 to 1989, Ms. Bynoe held various positions in the Fixed Income Division of Morgan Stanley. Prior to joining Morgan Stanley, she was a Certified Public Accountant in the audit and tax division of Arthur Andersen. Ms. Bynoe graduated magna cum laude from Northeastern University and earned an MBA from the Harvard Graduate School of Business. She currently serves on the boards of CitiStreet Funds, Angelo and Maxies Inc. and Fidelity Life Association of Zurich Insurance Company.

She replaces Jerry Johnson, former executive vice president of Safeguard Scientifics and a communications industry expert, who has resigned from the board. Mr. Johnson was elected to Dynegy's board of directors in 2000 when the company launched its Global Communications subsidiary. In previous announcements, Dynegy has said it plans to focus on its core energy businesses going forward.

Dynegy's board of directors now numbers 13, including three members representing ChevronTexaco, a major shareholder.

Dynegy Inc. is a global energy merchant. Through its owned and contractually controlled network of physical assets and its marketing, logistics and risk management capabilities, Dynegy provides solutions to customers in North America, the United Kingdom and continental Europe. The company's web site is www.dynegy.com.